FOR IMMEDIATE RELEASE

American Realty Capital Properties to Host Investor Conference Call

At 3 p.m. ET on Wednesday, October 29

New York, New York, October 29, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP”) announced that it will host an investor conference call at 3 p.m. ET (12 p.m. PT) on Wednesday, October 29 to discuss the company’s earlier press release and 8-K filing.

Live Conference Call Details:

Wednesday, October 29, 2014 | 3 p.m. ET/12 p.m. PT

Domestic Dial-In Number: 1-888-317-6003

International Dial-In Number: 1-412-317-6061

Canada Dial-In Number: 1-866-284-3684

Conference ID: 3415920

Participants should dial in 10-15 minutes early.

Call Replay Details:

Domestic Dial-In Number: 1-877-344-7529

International Dial-In Number: 1-412-317-0088

Canada Dial-In Number: 1-855-669-9658

Conference ID: 10055521

Date Available: October 29, 2014 (approximately one hour after the end of the conference call)

About the Company

ARCP is a leading, self-managed commercial real estate investment trust ("REIT") focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $30 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Cautionary Statements

The forward-looking information set forth herein is subject to various assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking information, including: the timing and definitive findings of the Audit Committee’s investigation and whether any additional accounting errors or other issues are identified; the timing and impact on ARCP’s previously reported net loss and AFFO of the restatement of ARCP’s financial statements; negative reactions from ARCP’s creditors, shareholders or business partners to the findings of the Audit Committee’s investigation or the restatement of its financial statements; the results of the re-evaluation of ARCP’s internal controls over financial reporting and disclosure controls and procedures and the timing and expense of any necessary remediation of control deficiencies; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the Audit Committee’s investigation or ARCP’s restatement of its financial statements. All of the forward-looking statements made in this report are qualified by the above cautionary statements and those made in the “Risk Factors” section of ARCP’s Annual Report on Form 10-K for the year ended December 31, 2013 and ARCP’s other filings with the U.S. Securities and Exchange Commission. ARCP disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Contacts:
Andy Merrill	Mike Sodo, CFO, Treasurer, Secretary and EVP
Ph: 212-355-4449	American Realty Capital Properties, Inc.
msodo@arcpreit.com
Ph: 212-413-9104